Exhibit (k)(1)(ii)(c)

AMENDMENT NO. 2

TO

ADMINISTRATION AGREEMENT

This Amendment dated as of December 3, 2012, amends the ADMINISTRATION AGREEMENT (the “Agreement”) made June 1, 2010, by and between INVESCO ADVISERS, INC., a Delaware corporation (the “Administrator”) and INVESCO VAN KAMPEN SENIOR LOAN FUND, a Delaware Statutory Trust (the “Trust”).

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to change the name of the Trust from Invesco Van Kampen Senior Loan Fund to Invesco Senior Loan Fund;

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr
	Assistant Secretary	Name:	John M. Zerr
		Title:	Senior Vice President
(SEAL)
INVESCO SENIOR LOAN FUND

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr
	Assistant Secretary	Name:	John M. Zerr
		Title:	Senior Vice President

(SEAL)